Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-123321 and 333-180369) pertaining to the Israeli Share Option Plan (2003) and 2006 Stock Option Plan of Mer Telemanagement Solutions Ltd. of our report dated March 26, 2020, with respect to the consolidated financial statements of Mer Telemanagement Solutions Ltd. and its subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 26, 2020	A Member of Ernst & Young Global